Form 20-F	Exhibit 14.3	July 30, 2012

CANALASKA URANIUM LTD.

CORPORATE GOVERNANCE POLICY

CORPORATE GOVERNANCE OBJECTIVES

The objective of this corporate governance policy is to set out an effective, transparent system of guidelines establishing the accountability for the supervising and managing of the affairs of CanAlaska Uranium Ltd. (the “Company”).  These guidelines have been implemented to insure that adequate information is made available so that management decisions can be independently monitored and reviewed.

It is management’s belief that through the implementation of these practices, the overall stewardship of the Company will be affected in a positive way, by strengthening the effectiveness of its Board of Directors and by empowering the independent action of its special committees.

Within the framework of ongoing development and implementation of these policy’s and procedures, the Company will realize a more comprehensive system of communicating and reporting which in turn will insure a high level of confidence from all of its shareholders and business partners.

CORPORATE GOVERNANCE PRACTICES

Corporate Governance Committee

A Corporate Governance Committee (CGC) has been established for the Company.  The Committee is to consist of three independent directors.  The Chairperson will be elected by the Board of Directors on an annual basis. .The term for the members of the CGC will be for one year at which time they may be re-nominated.

The duties of the committee are to oversee and recommend to the board appropriate governance processes including:

•	suitable corporate governance policies
•	board organization and other committee structures
•	potential candidates for nomination to the board
•	evaluation of the performance of the board
•	selection and appointment of the CEO
•	Evaluation of the CEO’s management succession plans
•	board composition and qualifications

Code of Ethics

The CGC shall have the responsibility to develop and maintain a Code of Ethics (“COE”) for the Company to be used as principle guidelines of conduct for all of its directors, officers, contractors, consultants, advisors and employees.  The COE will be included in the orientation of all new employees, directors, officers, contractors, consultants, advisors and committee members.

These guidelines shall include accountability to adherence to the COE and a system for the reporting of unethical conduct.  This COE will be reviewed and amended by the CGC at a minimum of an annual basis.  All directors will be required to acknowledge in writing on an annual basis that they have read and understood the COE and that they are compliant with the requirements.

Form 20-F	Exhibit 14.3	July 30, 2012

Board Mandate

The CGC will have the responsibility to see that the board adopts a written mandate which outlines and acknowledges the responsibility of the members.  This mandate will include, among other things, establishing a culture of integrity throughout the organization, strategic planning, succession planning, the handling of any conflicts of interest and disclosure policies.  This mandate must include a process where any breach of the directives of this mandate can effectively be reported and dealt with.

Board Composition

The Board is currently comprised of 7 members.  This is considered to be the optimal size at this time.  The Board will reconsider its actual size from time to time.

The Board believes that the majority of its members should be independent.  On an annual basis the Board will determine which of its directors is independent based on the rules of applicable securities regulators and will publish its determination in the management proxy circular for the Company’s annual meeting of shareholders.

Director Expectations

The CGC shall be responsible to develop a comprehensive list of expectations of its directors.  The CGC members have the responsibility to ensure that the existing directors have an orientation including an overview of the roll of the board of directors.  Any new incoming directors shall be made familiar with these expectations and understand that they must be willing to comply with the duties and responsibilities of the directorship.  The directors will receive a copy, read, and be familiar with the Company’s Code of Ethics,  and Disclosure Policy  The CGC will review these guidelines at least on an annual basis for any changing requirements of its board.

Advisory Board Guidelines

The CGC has developed set of guidelines for the members of its advisory board.  Each of the Company’s advisors will receive a copy of the guidelines along with a copy of the COE and Disclosure Policy.   The guidelines will be reviewed and amended as required on an annual basis.

Nomination Committee

The CGC will also act as the Company’s Nominating Committee and as such will have the responsibility of identifying individuals qualified to become members of the board, or to sit on any of its committees.  The CGC will recommend changes in the composition of the board or any of its committees when deficiencies have been identified, and will carry out a complete assessment of the performance of the board on an annual basis.

Compensation Committee

The Company’s compensation committee is comprised of three independent directors.  This committee must review the compensation of senior management on an annual basis and assist in the administration of the Company’s share option plan.

The Compensation Committee is responsible for ensuring that the remuneration and incentive packages of Executive Management are fair and suitable to attract, motivate and retain personnel of the right calibre to meet the organizations needs.  The Compensation Committee should establish a framework for all remuneration packages within the Company.

Form 20-F	Exhibit 14.3	July 30, 2012

Compensation policies established by the committee should be in line with the Company’s overall strategic goals and objectives and should be linked to the achievement of these goals.  The policies should be constructed to avoid creating conflict of interest situations thereby ensuring that the executive management and other employees are encouraged to always act in the best interest of the Company.

The committee should consider the issues of compensation differentials within the organization to ensure that there is parity between the compensation of executives and the value of their contribution to the organization.  There should be particular consideration given to CEO remuneration levels to ensure that performance and reward are linked in accordance with usual practice within that industry, relative values at other similar organizations and previous awards given in prior years.

The CGC will review and approve the Compensation Committee Charter on an annual basis.

Audit Committee

The CGC has the responsible to see that the Company is in compliance with the requirement to appoint the audit committee at the first board meeting held after each annual shareholders meeting.  The audit committee is to be comprised of 3 independent directors.  A Chairperson will be elected on an annual basis by the Board of Directors.  The term will be for one year at which time they may be re-nominated.

The audit committee is among other things charged with the responsibility of establishing auditor independence, to access the effectiveness of internal control system and for reviewing and approving the annual and interim financial statements of the Company before they are forwarded for full board approval and then distributed to the public.

The CGC will review and approve the Audit Committee Charter on an annual basis.

Disclosure Policy

The Company has developed a Disclosure Policy to ensure that the communication of material information to the investing public is reported on a timely basis and that the information reported is balanced, accurate, and broadly disseminated in accordance with all applicable legal, regulatory and stock exchange requirements.

This policy provides guidelines for the handling of material information, maintaining confidentiality, designated spokespersons, media releases, dealing with media, rumours and forward looking information.  The policy sets out requirements for blackout periods, electronic communications, communicating and enforcing this policy.

The CGC will review and approve the Disclosure Policy on an annual basis.

Public Disclosure of Corporate Governance

The Company will disclose on its website, SEDAR and EDGAR the current version of these guidelines, the Code of Ethics, Audit Committee Charter, Disclosure Policy and other policies that are developed in the future that may require public disclosure.